UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
March 26, 2025
Date of report (Date of earliest event reported)
______________________
ENCORE CAPITAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-26489	48-1090909
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
350 Camino de la Reina, Suite 100
San Diego, California 92108
(Address of principal executive offices)(Zip Code)
(858) 309-1679
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report.)
_____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value Per Share	ECPG	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of a previously announced transition, on March 26, 2025, the board of directors (the “Board”) of Encore Capital Group, Inc. (the “Company”) appointed Tomas Hernanz to succeed Jonathan Clark as Executive Vice President, Chief Financial Officer and Treasurer of the Company, effective April 1, 2025. Mr. Hernanz will serve as the Company’s principal financial officer and principal accounting officer.
Mr. Hernanz, 46, joined Cabot Credit Management (“Cabot”), the Company’s European operating unit, in July 2016 and has served in positions of increasing responsibility most recently as Chief Financial Officer of Cabot since October 2022. Mr. Hernanz has also served in positions of increasing responsibility at the Company in the treasury, finance and investor relations functions, most recently as Senior Vice President, Corporate Finance & Investment Risk Management. From 2009 to 2016, Mr. Hernanz held various positions at Ondra Partners, a financial advisory firm, most recently as a partner. Prior to 2016, Mr. Hernanz served in various positions at Goldman Sachs and Citigroup. Mr. Hernanz received his bachelor’s degree in International Business Administration from Universidad Pontificia Comillas, Spain.
There are no arrangements or understandings between Mr. Hernanz and any other persons pursuant to which he was selected as Executive Vice President, Chief Financial Officer and Treasurer. There are no family relationships between Mr. Hernanz and any director or executive officer of the Company and Mr. Hernanz has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.
In connection with his appointment the Company provided Mr. Hernanz with a letter (the “Letter Agreement”) that outlines the terms of his appointment including: (1) an annual base salary of $500,000; (2) a target annual bonus of 85% of his base salary; and (3) 2025 long-term incentive awards with a target grant date value of approximately $950,000 of which 50% are restricted stock units, which will vest (subject to continued employment) in three equal installments on each of the first three anniversaries of March 9, 2025, and the remaining 50% are performance stock units that will cliff vest (subject to continued employment) on March 9, 2028 subject to the achievement by the Company of certain performance metrics. Mr. Hernanz will be eligible for severance benefits as a Tier 1 participant pursuant to the terms and conditions of the Company’s Executive Separation Plan. Mr. Hernanz will also be eligible for reimbursement of certain relocation related expenses.
On March 28, 2025, the Company and Mr. Clark entered into a Transition and Consulting Agreement (the “Consulting Agreement”). Under the terms of the Consulting Agreement, Mr. Clark will serve as a senior advisor to the Company providing services as requested by the Company for up to 30 hours each month for a 24-month period beginning on April 1, 2025. Consistent with the terms of Mr. Clark’s outstanding equity awards and subject to his continued service as a consultant, Mr. Clark’s outstanding equity awards will remain outstanding and will continue to vest based on the vesting dates and, for performance stock units, the achievement of applicable Company performance goals as set forth in and subject to the terms of the applicable award agreements. Mr. Clark will provide the Company with a release of claims and will be subject to certain non-competition, non-solicitation, non-disparagement and confidentiality covenants.
The foregoing descriptions of the Letter Agreement and the Consulting Agreement are qualified in their entirety by reference to the full text of the Letter Agreement and the Consulting Agreement, as applicable, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2025. The foregoing description of the Executive Separation Plan is qualified in its entirety by reference to the terms of the Company's Executive Separation Plan filed as Exhibit 10.5 to the Company's Annual Report on Form 10-K filed on February 23, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENCORE CAPITAL GROUP, INC.

Date:	March 31, 2025	/s/ Andrew Asch
Andrew Asch
Senior Vice President, General Counsel, Government Affairs and Secretary